Exhibit 99.2

NEWS RELEASE

12

CONTACTS:
Media Relations	Investor Relations
Mike Martin – 585-218-3669	Patty Yahn-Urlaub – 585-218-3838
Bob Czudak – 585-218-3668

Constellation Brands Completes Debt Offering

FAIRPORT, N.Y., May 14, 2007 – Constellation Brands, Inc. (NYSE: STZ, ASX: CBR) today announced that it has completed the sale of $700 million aggregate principal amount of 7.25% Senior Notes due 2017 at par in a private placement transaction. The notes are senior obligations that rank equally with all of the company’s other senior unsecured indebtedness. The notes are and will be fully and unconditionally guaranteed by the subsidiaries that are guarantors under Constellation Brands’ senior credit facility. Constellation Brands is using the approximately $694 million in net proceeds (after deducting estimated selling and offering expenses) from the sale of the notes to reduce a corresponding amount of borrowings under the revolving portion of its senior credit facility.

The notes have been offered and sold within the United States only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended, and outside the United States in compliance with Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

Forward-Looking Statements

Statements in this news release and other statements by Constellation Brands which are not historical facts and relate to future plans, events or performance are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of management and are subject to risks and uncertainties. A variety of factors could cause actual results to differ materially from those anticipated in such forward-looking statements, including the risk factors included in the company’s filings with the Securities and Exchange Commission.

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